Exhibit 3.1

Number: C0977395

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that VALEANT PHARMACEUTICALS INTERNATIONAL, INC., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0085581, has continued into British Columbia from the Jurisdiction of CANADA, under the Business Corporations Act, with the name VALEANT PHARMACEUTICALS INTERNATIONAL, INC. on August 9, 2013 at 08:54 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On August 9, 2013 CAROL PREST Registrar of Companies Province of British Columbia Canada